As filed with the Securities and Exchange Commission on March 29, 1995.
                                                            Registration No. 33-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ______________________

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ______________________


                               EATON CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

         OHIO                                        34-0196300
(State or Other Jurisdiction of            (I.R.S. Employer Identification No.)
Incorporation or Organization)


                                  EATON CENTER
                              1111 SUPERIOR AVENUE
                          CLEVELAND, OHIO  44114-2584
                                 (216) 523-5000
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)


                           E. R. FRANKLIN, SECRETARY
                                  EATON CENTER
                              1111 SUPERIOR AVENUE
                          CLEVELAND, OHIO  44114-2584
                                 (216) 523-5000
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)


                                   COPIES TO:

                            Raymond T. Sawyer, Esq.
                            Thompson, Hine and Flory
                        1100 National City Bank Building
                          Cleveland, Ohio  44114-3070
                                 (216) 566-5500

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE



==========================================================================================================
|                      |                  |    Proposed Maximum  |   Proposed Maximum   |                |
|                      |                  |     Aggregate Price  |  Aggregate Offering  |      Amount of |
| Title of Shares to   |   Amount to be   |       Per Unit(1)    |       Price(1)       |    Registration|
|    be Registered     |    Registered    |                      |                      |       Fee(1)   |
|----------------------|------------------|----------------------|----------------------|----------------|
| Common Shares,       |     1,599,988    |         $50.07       |    $80,111,399.00    |     $27,622.41 |
| $.50 par value per   |                  |                      |                      |                |
| share                |                  |                      |                      |                |
==========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457, based on the average of the high and low prices reported for Eaton Common Shares on the New York Stock Exchange, on March 23, 1995.

==============================================================================


    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
    Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

PROSPECTUS


                               EATON CORPORATION

                            1,599,988 COMMON SHARES

    This Prospectus relates to 1,599,988 Common Shares, $.50 par value per share (the "Shares"), of Eaton Corporation, an Ohio corporation ("Eaton" or the "Company"), which are owned by the former shareholders of Lectron Products, Inc. (the "Selling Shareholders"). See "The Selling Shareholders." The Shares may be offered for sale from time to time by the Selling Shareholders in open market ordinary brokerage transactions on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Stock Exchange, or the London Stock Exchange, in privately negotiated transactions at market prices prevailing at the time of sale or, in the case of private transactions, at negotiated prices. Whether or not any such sales will be made and the timing and amount of any sale is within the sole discretion of the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares. See "Plan of Distribution."

    The Shares were acquired by the Selling Shareholders pursuant to an Agreement and Plan of Merger dated as of November 4, 1994 (the "Merger Agreement") among the Company, Eaton Michigan Corporation, a Michigan corporation wholly-owned by the Company ("Merger Sub"), and Lectron Products, Inc., a Michigan corporation ("Lectron"), providing for the merger (the "Merger") of Merger Sub with and into Lectron and Lectron being the surviving corporation of the Merger. As of the closing of the transactions contemplated by the Merger Agreement, each common share of Lectron, par value $1.00 per share, issued and outstanding immediately prior to the Merger (other than common shares held in the treasury of Lectron or owned by any subsidiary of Lectron), was converted into the right to receive 1.7506715 Eaton Common Shares. The Shares are being registered pursuant to the terms of the Merger Agreement.

    Eaton Common Shares are listed on the New York Stock Exchange. On March 23, 1995, the average of the high and low prices of Eaton's Common Shares on the New York Stock Exchange was $50.07.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is March 29, 1995

    No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                             AVAILABLE INFORMATION
                             ---------------------
    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy material, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy material, and other information concerning the Company and the Registration Statement (as defined herein) can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004, at prescribed rates. Such reports, proxy material, and other information concerning the Company and the Registration Statement can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

    This Prospectus constitutes part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus are summaries that are not necessarily complete and, in each instance, reference is made to the copy of such document as filed. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules thereto, and documents or information incorporated by reference may be inspected without charge at the offices of the Commission, and copies of such materials may be obtained therefrom at prescribed rates.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
               -------------------------------------------------
         The Company incorporates by reference into this Prospectus the following documents:

                 1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994; and

                 2. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person receiving a copy of this Prospectus, upon that person's written or oral request, a copy (without exhibits, unless those exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates) of any documents incorporated by reference in this Prospectus. Requests for copies should be directed to Eaton Corporation, Shareholder Relations, Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584 (telephone (216) 523-5000).

                                  THE COMPANY
                                  -----------
         Eaton Corporation ("Eaton" or the "Company") is a leading global manufacturer of highly engineered products which serve the automotive, industrial, construction, commercial, aerospace and marine markets. The Company offers high-quality products worldwide and derives a significant majority of its net sales from products that are number one or number two in the markets that they serve. Principal products include truck transmissions and axles, engine components, hydraulic products, electrical power distribution and control equipment, ion implanters and a wide variety of controls. Eaton's products are often essential components of products ranging from heavy duty trucks and home appliances to the Space Shuttle. Eaton maintains and expands its market positions by focusing on the development and production of high-quality, higher value-added products and by investing in superior product and process technologies. The Company currently has approximately 150 manufacturing facilities in 18 countries.

         On January 31, 1994, the Company completed the acquisition of Westinghouse Electric Corporation's Distribution and Control Business Unit ("DCBU") for an adjusted purchase price of $1.050 billion. DCBU is a leader in the U.S. electrical distribution industry and in niche industrial control market segments. The combination of DCBU with the Company's existing industrial control and power distribution business will strengthen Eaton's competitive position and provide the opportunity for significant cost savings resulting from the complementary fit of the two businesses. In 1993, DCBU had total sales of $1.1 billion. This addition to the electrical and electronic controls segment of Eaton's business increased that segment's share to more than one-half of Eaton's consolidated net sales in 1994, thereby expanding the end-market diversification of Eaton's sales and lessening its dependence on the truck and automotive markets.

VEHICLE COMPONENTS

         Eaton occupies a strong competitive position in the vehicle components market and is considered a market leader in many of its product lines. Eaton's vehicle component product lines include truck components, passenger car components and off-highway vehicle components. Major customers for Eaton's vehicle components are original equipment manufacturers ("OEMs") of trucks, passenger cars and off-highway vehicles.

         Truck Components -- The Company manufactures over 100 models of medium- and heavy-duty truck transmissions. The Company is the leading manufacturer of transmissions for heavy-duty trucks. The market for heavy-duty truck transmissions is affected significantly by the overall level of economic activity. The Company also manufactures axles, brakes and engine valves for trucks, leaf springs for light trucks, sport utility vehicles and vans, and other truck components.

         Passenger Car Components -- The Company manufactures engine valves, hydraulic valve lifters, viscous fan drives, fans and fan shrouds, locking differentials, superchargers, tire valves and other passenger car components.

         Off-Highway Vehicle Components -- Eaton products are also used on farm tractors, backhoes, pavers, excavators, grain combines, drill rigs, garden tractors and riding mowers. These products include low-speed, high-torque motors, light-, medium- and heavy-duty hydrostatic transmissions, hydrostatic power steering units, a variety of hydraulic pumps, motors, valves and cylinders and a family of hydrostatic transaxles.

ELECTRICAL AND ELECTRONIC CONTROLS

         Eaton is a market leader in the manufacture of electrical and electronic controls, holding number one or number two domestic market positions with the majority of its core products. The Company's product lines include industrial and commercial controls, automotive and appliance controls and specialty controls. Eaton markets its electrical and electronic control products to commercial, industrial, automotive, appliance, aerospace and government customers.

         Industrial and Commercial Controls -- Eaton offers a wide range of products under the Cutler-Hammer, Westinghouse and Challenger brand names to control the distribution of electric power and to protect and govern electric motors. As a consequence of the DCBU acquisition, Eaton now holds a leadership position in the power distribution industry. Eaton's power distribution products include circuit breakers, loadcenters, safety switches, panelboards and switchboards. These products serve residential, light commercial and industrial construction markets. For industrial control markets, Eaton products include contactors, overload relays, pushbuttons, sensors, variable speed drives, electronic operator interface devices, industrial workstations, count controls and logic products. Switches and controls are used on portable power tools, communication equipment, medical tools, computer equipment and construction and agricultural machinery. Eaton also supplies switches, controls and other products used on commercial and military aircraft and ships.

         These control products are sold through a network of over 1,500 independent distributors. The acquisition of DCBU has broadened significantly Eaton's electrical and electronic control product lines and distribution network.

         Automotive and Appliance Controls -- Eaton is a supplier of control products for two large markets -- vehicle manufacturers and appliance makers. Eaton has a comprehensive line of switches which are sold to major global automobile manufacturers. Other vehicle products include speed controls and climate control components. Appliance controls include electronic and electro-mechanical control products, including timers, water valves, and pressure switches. Timers control cycles on clothes washers, dryers and dishwashers; water valves regulate flow into clothes washers, dishwashers, refrigerator water dispensers and icemakers; and pressure switches govern water levels in clothes washers. Eaton also offers controls for ranges and other cooking appliances.

         Specialty Controls -- The major product of this business unit is semiconductor manufacturing equipment, primarily ion implanters. Eaton offers a complete line of ion implanters which are used by major semiconductor manufacturers to make microprocessors for a wide variety of products. Other products included within this business unit are golf grips, engineered fasteners and industrial clutches and brakes.

DEFENSE SYSTEMS

         Eaton manufactures defense electronics systems. Eaton's defense product line includes strategic countermeasures, tactical jamming systems, electronic intelligence systems and electronic support measures.

         The Company's principal executive office is located at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584; telephone (216) 523-5000.

                            THE SELLING SHAREHOLDERS
                            ------------------------
         On November 16, 1994, Merger Sub merged with and into Lectron, with Lectron as the surviving corporation becoming a wholly-owned subsidiary of the Company. As of the closing of the transactions contemplated by the Merger Agreement, each Lectron common share, par value $1.00 per share, issued and outstanding immediately prior to the Merger (other than common shares held in the treasury of Lectron or owned by any subsidiary of Lectron) was converted into a right to receive 1.7506715 common shares, par value $.50 per share, of Eaton Corporation (the "Shares").

         The Company issued a total of 1,599,988 Shares, of which 1,520,008 shares were issued and delivered directly to the Selling Shareholders and 79,980 shares (the "Escrow Shares") were issued to the Selling Shareholders and delivered into an escrow account (the "Escrow Account"). The purpose of the Escrow Account is to provide security for, and funds to satisfy, certain indemnification obligations of Lectron under the Merger Agreement. Any dividend or other distribution on the Escrow Shares will be paid or made, as the case may be, directly to the Selling Shareholders and will not be added to the Escrow Account.

         Subject to prior distribution to the Company to satisfy indemnification obligations, the Escrow Shares may be sold pursuant to the Registration Statement. The net cash proceeds realized from the sale of the Escrow Shares shall immediately be deposited to the Escrow Account. The Company shall distribute quarterly to the Selling Shareholders any and all interest that accrues on the cash held in the Escrow Account. Subject to (i) prior termination of the Escrow Account in satisfaction of indemnification obligations, or (ii) an extended escrow term in respect of asserted indemnification claims and certain potential indemnification claims, the term of the Escrow Account will continue until November 16, 1995.

         Pursuant to the Merger Agreement, the Company agreed to register the Shares under the Securities Act, and in connection therewith agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

         As of January 31, 1995, the Shares represented approximately 2% of the outstanding Eaton Common Shares. Prior to the issuance of the Shares in connection with the closing of the transaction contemplated by the Merger Agreement, the Selling Shareholders did not hold any Eaton Common Shares, except a single Selling Shareholder who held less than 1% of the outstanding Eaton Common Shares.

         The Shares (including the Escrow Shares) are held by the Selling Shareholders as follows:

                                                                                      Number
         Name                              Address                                    of Shares
-----------------------------------------------------------------------------------------------
Donald C. Briedrick Corporation        5211 Elmgate                                   41,228
Profit Sharing Plan                    Orchard Lake, MI 48324

John W. Curnow TR of The John W.       7000 Gunlock Bay                                4,376
Curnow Trust UA, dated 12/31/91        Utica, MI 48317

Roney & Company Cust FBO Jerome        14157 Drumright                                 4,376
E. Deska IRA UA, dated 5/28/95         Sterling Heights, MI 48078

Charles A. Detweiler & Tracy L.        7712 South Durand Road                          4,376
McBride Detweiler JT TEN WROS          Durand, MI 48429

Erich Faber & Hermine Faber JT         Unterer Lohweg 3                                4,376
TEN WROS                               86500 Kutzenhausen-Maingrundel
                                       Federal Republic of Germany

Robert John Withrow TR of The          c/o John D. Withrow                             5,252
John D. Withrow Trust UA, dated        2726 Birch Harbor Lane
11/12/92 FBO Monica Sue Fox            West Bloomfield, MI 48324

Raymon L. Goff & Martha Goff JT        3265 Parkwood Drive                            31,512
TEN WROS                               Rochester Hills, MI 48306

John K. Hicks & Sharon S. Hicks        1081 Woodbridge Lane                           31,512
JT TEN                                 Rochester, MI 48306

Ronald M. Johnson & Patricia A.        527 Fieldstone Drive S.                         2,188
Johnson JT TEN WROS                    Rochester Hills, MI 48309


Roney & Company Cust FBO Ronald        527 Fieldstone Drive S.                                     2,188
M. Johnson IRA UA, dated 5/28/92       Rochester Hills, MI 48309

Amber L. Keene                         c/o Howell H. Ridley                                        1,663
                                       22332 Worcester
                                       Novi, MI 48374

Walter S. McPhail                      5600 Pontiac Trail                                        922,166
                                       Orchard Lake, MI 48323

Frank A. Scerbo & Marvin I.            c/o Frank A. Scerbo and Marvin I. Bannon, Co-             131,300
Bannon TR of The James Hamilton        Trustees
McPhail IV Trust UA, dated             1420 South Livernois
9/14/82                                Rochester Hills, MI 48307

Frank A. Scerbo & Marvin I.            c/o Frank A. Scerbo and Marvin I. Bannon, Co-             131,300
Bannon TR of The Melinda M.            Trustees
McPhail Trust UA, dated 9/14/82        1420 South Livernois
                                       Rochester Hills, MI 48307

Walter S. McPhail TR of The            1420 South Livernois                                       43,329
McPhail Corp Emp Profit Sharing        Rochester Hills, MI 48307
Trust UA, dated 11/1/84

Paul A. Michaels                       27734 Lyndon                                                  411
                                       Livonia, MI 48154

Howell H. Ridley TR of The Howell      22332 Worcester                                            37,902
H. Ridley Trust UA, dated 2/10/84      Novi, MI 48374

Craig H. Ridley                        c/o Howell H. Ridley                                        1,663
                                       22332 Worchester
                                       Novi, MI 48374

Tracey L. Ridley                       c/o Howell H. Ridley                                        1,663
                                       22332 Worchester
                                       Novi, MI 48374



Frank A. Scerbo                        1122 Brookwood                                             62,761
                                       Birmingham, MI 48009

Frank A. Scerbo TR UA, dated           1122 Brookwood                                              2,188
4/3/85 FBO Jennifer A. Scerbo          Birmingham, MI 48009

Frank A. Scerbo TR UA, dated           1122 Brookwood                                              2,188
4/3/85 FBO James A. Scerbo             Birmingham, MI 48009

Frank A. Scerbo TR UA, dated           1122 Brookwood                                              2,188
4/3/85 FBO Holly J. Scerbo             Birmingham, MI 48009

Frank A. Scerbo TR UA, dated           1122 Brookwood                                              2,188
4/3/85 FBO J. Jordan Scerbo            Birmingham, MI 48009

Frank A. Scerbo TR UA, dated           1122 Brookwood                                              2,188
4/3/85 FBO Heidi E. Wysong             Birmingham, MI 48009

MLPF&S Cust FBO Richard N.             1224 Oakwood Court                                          8,753
Sorenson IRA UA, dated 10/3/91         Rochester Hills, MI 48307

Thomas L. Steiner                      67601 Sisson Street                                         8,753
                                       Romeo, MI 48095

George S. Todd                         6580 Old Coach Trail                                       12,254
                                       Washington, MI 48094

Lawrence W. Tomczak TR of The          1145 Hickory Hill                                           8,753
Tomczak Trust UA, dated 11/5/85        Rochester Hills, MI 48309
with Lawrence W. Tomczak & Sandra
M. Tomczak


Earnest E. Votaw                       80 Lane 217                                                 4,376
                                       Hamilton Lake
                                       Hamilton, IN 46742

Ronald G. Wagner TR of The Ronald      7500 Deer Park Trail                                       41,228
G. Wagner Corporation Profit           Clarkston, MI 48346
Sharing Plan

Alan B. Waites                         3380 John R. Road                                           8,753
                                       Rochester Hills, MI 48307

Thomas J. Waraksa                      612 Hawksmoore Court                                        1,094
                                       Clarkston, MI 48348

Thomas J. Waraksa as Custodian         612 Hawksmoore Court                                        1,094
for Jeffrey T. Waraksa under           Clarkston, MI 48348
Michigan Uniform Gifts to Minors
Act

Thomas J. Waraksa as Custodian         612 Hawksmoore Court                                        1,094
for Michael J. Waraksa under           Clarkston, MI 48348
Michigan Uniform Gifts to Minors
Act

Roney & Company Cust FBO Thomas        612 Hawksmoore Court                                        1,094
J. Waraksa IRA UA, dated 5/28/92       Clarkston, MI 48348

John D. Withrow & Dortha J.            2726 Birch Harbor Lane                                     15,756
Withrow JT TEN WROS                    West Bloomfield, MI 48324

Jack David Withrow                     c/o 2726 Birch Harbor Lane                                  5,252
                                       West Bloomfield, MI 48324

Robert John Withrow                    c/o 2726 Birch Harbor Lane                                  5,252
                                       West Bloomfield, MI 48324

                                USE OF PROCEEDS
                                ---------------
         The Selling Shareholders will offer the Shares as principals for their own accounts. The Company will receive none of the proceeds of any such sale.

                       DESCRIPTION OF EATON COMMON SHARES
                       ----------------------------------
         The following is a summary of certain of the provisions concerning the Eaton Common Shares contained in the Company's Amended Articles of Incorporation (the "Articles") and its Amended Regulations (the "Regulations"), as affected by debt agreements with certain lenders. Reference is made to such Articles and Regulations, which are exhibits to the Registration Statement, for a full and complete statement of such provisions and rights, and the following statements are qualified in their entirety by such reference.

AUTHORIZED NUMBER

         The Articles authorize the issuance of up to 300,000,000 Eaton Common Shares. As of January 31, 1995, there were 77,997,469 Eaton Common Shares issued and outstanding. The outstanding Eaton Common Shares are fully paid and non-assessable, and shareholders are not subject to any liability for calls and assessments. Eaton does not have any current plans to issue any additional Eaton Common Shares other than in connection with exercises of outstanding options to acquire Eaton Common Shares which have been issued under benefit plans of the Company. The Articles also authorize the issuance of up to 14,106,394 shares of preferred stock ("Preferred Shares"). Eaton has been authorized by its Board of Directors to purchase up to five million Eaton Common Shares over a five year period. No more than 1.5 million shares may be purchased in any one year. Currently, there are no Preferred Shares issued and outstanding.

DIVIDEND RIGHTS

         Holders of Eaton Common Shares are entitled to receive such dividends as may be declared by Eaton's Board of Directors subject to provisions of law.

VOTING RIGHTS

         Each Eaton Common Share entitles the holder to one vote, with the right of cumulative voting in the election of directors.

         Notwithstanding any provision of law requiring the vote of a designated proportion of the voting power of Eaton for any action, the Articles provide that such action may be taken by the vote of the holders of shares entitling them to exercise a majority of the voting power of Eaton, except in each case as is otherwise provided in the Articles or Regulations. The

Articles and the Regulations provide for a voting proportion which is different from that provided by statutory law in order for shareholders to take action in certain circumstances, including the following:

         (1) Two-thirds vote required to fix or change the number of directors.

         (2)     Two-thirds vote required for removal of directors.

         (3) Fifty percent of the outstanding Eaton Common Shares required to call a special meeting of shareholders.

         (4) Two-thirds vote required to amend the Regulations without a meeting.

         (5) Two-thirds vote required to amend the provisions described in items (1) through (4) above and this provision, unless such action is recommended by two-thirds of the members of the Board of Directors.

         (6) Two-thirds vote required to approve certain transactions, such as the sale, exchange, lease, transfer or other disposition by Eaton of all, or substantially all, of its assets or business, or the consolidation of Eaton or its merger into another corporation, or certain other mergers and majority share acquisitions.

         (7) Two-thirds vote required to amend the provisions described in item (6) above, or this provision.

         The requirement of a two-thirds vote in certain circumstances may have the effect of delaying, deferring, or preventing a change in control of Eaton.

LIQUIDATION RIGHTS

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of Eaton, after the payment or provision for payment of the debts and other liabilities of Eaton and the preferential amounts to which holders of Eaton's Preferred Shares are entitled (if any such Preferred Shares are then outstanding), the holders of the Eaton Common Shares are entitled to share pro rata in the assets of Eaton remaining for distribution to shareholders.

MISCELLANEOUS RIGHTS, LISTING AND TRANSFER AGENT

         The Eaton Common Shares have no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto.

         The outstanding Eaton Common Shares are listed on the New York, Chicago, Pacific, and London Stock Exchanges.

         KeyCorp Shareholder Services, Inc., headquartered in Cleveland, Ohio, is the transfer agent and registrar for the Eaton Common Shares.

CLASSIFICATION OF BOARD OF DIRECTORS

         The Board of Directors of Eaton is divided into three approximately equal classes, having staggered terms of office of three years each. The effect of a classified Board of Directors, where cumulative voting is in effect, is to require the votes of more shares to elect one or more members of the Board of Directors than would be required if the Board of Directors were not classified. Additionally, the effect of a classified Board of Directors may be to make it more difficult to acquire control of Eaton.

CERTAIN OHIO STATUTES

         Various laws may affect the legal or practical ability of shareholders to dispose of shares of the Company. Such laws include the Ohio statutory provisions described below.

         Chapter 1704 of the Ohio Revised Code prohibits an interested shareholder (defined as a beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of any issuing public Ohio corporation) or any affiliate or associate of an interested shareholder (as defined in Section 1704.01 of the Ohio Revised Code) from engaging in certain transactions with the corporation during the three-year period after the interested shareholder's share acquisition date. The prohibited transactions include mergers, consolidations, majority share acquisitions, certain asset sales, loans, certain sales of shares, dissolution, and certain reclassifications, recapitalizations, or other transactions that would increase the proportion of shares held by the interested shareholder. After expiration of the three-year period, the corporation may participate in such a transaction with an interested shareholder only if, among other things, (i) the transaction receives the approval of the holders of two-thirds of all the voting shares and the approval of the holders of a majority of the disinterested voting shares (shares not held by the interested shareholder) or (ii) the transaction meets certain criteria designed to ensure that the remaining shareholders receive fair consideration for their shares. The prohibitions do not apply if, before the interested shareholder becomes an interested shareholder, the board of directors of the corporation approves either the interested shareholder's acquisition of shares or the otherwise prohibited transaction. The restrictions also do not apply if a person inadvertently becomes an interested shareholder or was an interested shareholder prior to the adoption of the statute on April 11, 1990, unless, subject to certain exceptions, the interested shareholder increases his, her or its proportionate share interest on or after April 11, 1990.

         Pursuant to Ohio Revised Code Section 1707.043, a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation's securities within eighteen (18) months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves in a court of competent jurisdiction either (i) that his, her or its sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that such person would acquire control of the corporation or (ii) such person's purpose was not to increase any profit or decrease any loss in the stock and the proposal did not have a material effect on the market price or trading volume of the stock. Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation fails or refuses to bring an action to recover these profits within sixty (60) days of a written request. The party bringing such an action may recover his, her or its attorneys' fees if the court having jurisdiction over such action orders recovery of any profits.

         The Company is also subject to Ohio's Control Share Acquisition Act (Ohio Revised Code Section 1701.831). The Control Share Acquisition Act provides that, with certain exceptions, a person may acquire beneficial ownership of shares in certain ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more) of the voting power of the outstanding shares of an Ohio corporation meeting certain criteria, which the Company meets, only if such person has submitted an "acquiring person statement" and the proposed acquisition has been approved by the vote of a majority of the shares of the corporation represented at a special meeting called for such purpose and by a majority of such shares of the corporation excluding "interested shares," as defined in Section 1701.01 of the Ohio Revised Code.

                              PLAN OF DISTRIBUTION
                              --------------------
         The purpose of this Prospectus is to permit the Selling Shareholders to offer for sale or to sell their Shares at such time and at such prices as they, in their sole discretion, choose. The Company will not receive any proceeds from these offerings or sales.

         The distribution of shares by the Selling Shareholders, if any, may be effected from time to time in one or more transactions (which may include block transactions) on the open market in ordinary brokerage transactions on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Stock Exchange, or the London Stock Exchange (on each of which the Eaton Common Shares are listed), in privately negotiated transactions, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated.
The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agent. The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of Shares sold by them may be deemed to be underwriting discounts and commissions.

         Pursuant to an Agreement Among Shareholders (the "Shareholder Agreement"), dated November 15, 1994 among all of the Selling Shareholders, each Selling Shareholder agreed not to sell, exchange, or otherwise dispose of the Shares before November 16, 1997, if such disposition would reduce the fair market value of the Eaton Common Shares (determined at November 16, 1994) retained by that Selling Shareholder to an amount less than fifty percent (50%) of the fair market value of the Lectron Common Shares held by that Selling Shareholder immediately before the Merger.

         One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act to describe any material arrangement for the resale of the Shares, if and when such arrangements are entered into by the Selling Shareholders and any broker-dealers that participate in the distribution of the Shares.

         To the extent necessary to comply with certain state securities laws, if applicable, the Selling Shareholders have advised the Company that the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be offered for sale or sold unless the Shares have been registered or qualified for sale in such states or an exemption from registration or qualification is available and complied with.

                                 LEGAL MATTERS
                                 -------------
         The validity of the Shares will be passed upon for the Company by
G. L. Gherlein, Executive Vice President and General Counsel of the Company.

                                    EXPERTS
                                    -------
         The consolidated financial statements of the Company and its subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The Company will bear the entire cost of the estimated expenses, as set forth in the following table, in connection with the distribution of the securities covered by this Registration Statement.

SEC registration fee  . . . . . . . . . . . . $27,622.41
Legal fees and expenses . . . . . . . . . . .   7,000.00
Accounting fees and expenses  . . . . . . . .  20,000.00
Miscellaneous . . . . . . . . . . . . . . . .     600.00
                                              ----------
   Total  . . . . . . . . . . . . . . . . . . $55,222.41
                                              ==========

         The Company shall be responsible for the payment of any additional expenses in connection with this Registration Statement other than (a) underwriting discounts and commissions and (b) transfer taxes incurred by the Selling Shareholders or their agent, including fees and expenses of counsel and accountants for the Selling Shareholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Paragraph (E) of Section 1701.13 of the Ohio Revised Code grants each corporation organized under the laws of the State of Ohio, such as the Company, power to indemnify its directors, officers and other specified persons. Provisions relating to indemnification of directors and officers of the Company and other specified persons have been adopted pursuant to the Ohio law and are contained in Article IV, Section 2 of the Company's Amended Regulations. Under the Amended Regulations, the Company shall indemnify any director, officer or other specified person against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or other specified person, to the full extent permitted by applicable law. The foregoing statement is subject to, and only part of, the detailed provisions of the Ohio Revised Code and the Company's Amended Regulations referred to herein.

         The Company has entered into Indemnification Agreements with all of its officers and directors. The Agreements provide that the Company shall indemnify such directors or officers to the full extent permitted by law against expenses actually and reasonably incurred by them in connection with any claim filed against them by reason of anything done or not done by them in such capacity. The Agreements also require the Company to maintain director and officer insurance which is no less favorable to the director and officer than the insurance in effect on the date of the Agreements, and to establish and maintain an escrow account of up to $10 million to fund the Company's obligations under the Agreements, except that the Company is required to fund the escrow only upon the occurrence of a change of control of the Company, as defined under the Agreements.

         The Company also maintains insurance coverage for the benefit of directors and officers with respect to many types of claims that may be made against them, some of which claims may be in addition to those described in
Section 2 of Article IV of the Amended Regulations.

ITEM 16.  EXHIBITS

         See Index to Exhibits.

ITEM 17.  UNDERTAKINGS

         (a)     The undersigned registrant hereby undertakes:

                 (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on March 28, 1995.

                                                    EATON CORPORATION



                                                    By: /s/ G.L Gherlein
                                                        ------------------------
                                                        G. L. Gherlein
                                                        Executive Vice President
                                                        and General Counsel


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



     SIGNATURE                              TITLE                           DATE
     ---------                              -----                           ----
           *                     Chairman and Chief Executive           March 28, 1995
------------------------         Officer; Principal Executive
William E. Butler                Officer; Director


           *                     President and Chief Operating          March 28, 1995
------------------------         Officer-Vehicle Components;
John S. Rodewig                  Director


           *                     Vice Chairman and Chief Financial      March 28, 1995
------------------------         and Administrative Officer;
Stephen R. Hardis                Principal Financial Officer;
                                 Director






                                      II-4

           *                                  Executive Vice President and           March 28, 1995
------------------------                      Chief Operating Officer-Controls;
Alexander M. Cutler                           Director

           *                                  Vice President-Accounting;             March 28, 1995
------------------------                      Principal Accounting Officer
Ronald L. Leach

           *                                  Director                               March 28, 1995
------------------------
Neil A. Armstrong

           *                                  Director                               March 28, 1995
------------------------
Phyllis B. Davis

           *                                  Director                               March 28, 1995
------------------------
Charles E. Hugel

           *                                  Director                               March 28, 1995
------------------------
John R. Miller

           *                                  Director                               March 28, 1995
------------------------
Furman C. Moseley

           *                                  Director                               March 28, 1995
------------------------
Hooper G. Pattillo

           *                                  Director                               March 28, 1995
------------------------
Victor A. Pelson

           *                                  Director                               March 28, 1995
------------------------
A. William Reynolds

           *                                  Director                               March 28, 1995
------------------------
Gary L. Tooker

*By:   /s/ David M. O'Loughlin
     --------------------------------
         David M. O'Loughlin
         Attorney-in-Fact for the
         officers and directors
         signing in the capacities
         indicated

                                 EXHIBIT INDEX
                                 -------------

Exhibit
Number                                        Description
-------                                       -----------
4(a)          Amended Articles of Incorporation of Eaton Corporation, filed as
              Exhibit 3(i) to Form 8-K dated May 19, 1994 and incorporated herein by reference.

4(b)          Amended Regulations of Eaton Corporation, filed as Exhibit
              (a)(3)3 to Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

4(c) Instruments defining rights of security holders, including indentures (pursuant to Regulation S-K Item 601(b)(4), the Company agrees to furnish to the Commission, upon request, a copy of the instruments defining the rights of holders of long-term debt of the Company and its subsidiaries).

5 Opinion of G. L. Gherlein, Executive Vice President and General Counsel, as to the validity of the Common Shares registered.

23(a)         Consent of Ernst & Young LLP.

23(b) Consent of G. L. Gherlein, Executive Vice President and General Counsel, contained in his opinion filed as Exhibit 5 to this Registration Statement.

24            Power of Attorney.





                                      II-6